UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – AUGUST 25, 2010

ARDENT MINES LIMITED
(Exact name of Registrant as specified in its charter)

NEVADA	000-50994	88-0471870
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st Floor
New York, NY 10005
(Address of principal executive offices)

561-843-0843
(Registrant's telephone number, including area code)

Tuuletee 18, Tabasalu PK
Harjumaa, Estonia 76901
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Urmas Turu

On August 25, 2010 Mr. Urmas Turu resigned as the President of Ardent Mines Limited (the “Company”).  He shall remain a member of the Company’s Board of Directors and as the Company’s Secretary and Treasurer until qualified replacements are appointed.

Mr. Turu has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Leonardo Alberto Riera to the Board of Directors and as an Officer of the Company

Effective as of August 25, 2010, Mr. Leonardo Alberto Riera has been appointed as a member of the Company’s Board of Directors and as the President of the Company.

Mr. Riera is an investment banker and management consultant.  He is currently an Executive Director of the Asia America Equity Exchange, an entity which promotes investments and commercial transactions between China and the Americas.  He has held this position since 2008.

From 2007-2008, Mr. Riera was the Director of Asset Structuring and Credit Analysis at INTL Consilium, LLC, where he was in charge of the analysis and credit decisions for a substantial portion of the corporate portfolio of an emerging markets hedge fund.  From 1987-2010, he was a partner and the Chief Executive Officer of Latin American Advisors, Inc., an entity focused on providing mergers and acquisitions advice to wealthy families and medium-sized corporations.  From 1988-1998, he was Executive Director and Country Head for Bankers Trust Company in Venezuela.  From 1986-1987 he was Head of Citicorp Investment Bank’s Mergers and Acquisitions unit in Caracas, Venezuela.

Mr. Riera holds a B.S. degree in Economics from Universidad Catolica Andres Bello and an MBA from the Wharton School of Business of the University of Pennsylvania.

Mr. Riera shall initially receive as compensation $10,000 per month, subject to additional compensation which shall be set forth under the terms of an employment agreement to be negotiated and executed as soon as reasonably possible.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARDENT MINES LIMITED

By:	/s/ Leonardo Alberto Riera
	Name:	Leonardo Alberto Riera
	Title:	President

Date: August 25, 2010